EXHIBIT 99.1
INTER-TEL ANNOUNCES 2005 SECOND QUARTER RESULTS
NET SALES INCREASED 12.3% TO $115.6 MILLION FOR THE QUARTER COMPARED TO 2004
INTER-TEL ALSO NAMES ALEXANDER CAPPELLO AS
CHAIRMAN OF INTER-TEL’S BOARD OF DIRECTORS
Tempe, Arizona . . . July 25, 2005 . . . Inter-Tel, Incorporated (NASDAQ: INTL) today announced operating results for the second quarter and six months ended June 30, 2005. Net sales for the quarter ended June 30, 2005 increased 12.3% to $115.6 million compared to net sales of $102.9 million for the corresponding period in 2004. Net sales for the quarter ended June 30, 2005 included $7.9 million in revenues attributable to our Lake acquisition in March 2005. Excluding the Lake acquisition, non-GAAP net sales would have been $107.6 million, an increase of 4.6% in the second quarter of 2005 compared to the second quarter of 2004. Net sales for the six months ended June 30, 2005 increased 10.1% to $221.3 million compared to net sales of $200.9 million for the corresponding period in 2004. Net sales for the first six months of 2005 included $10.5 million in revenues attributable to our acquisition of Lake. Excluding the Lake acquisition, non-GAAP net sales would have been $210.8 million, an increase of 4.9% for the six months ended June 30, 2005 compared to the corresponding period in 2004.
For the quarter ended June 30, 2005, Inter-Tel reported GAAP net income of $7.0 million ($0.26 per diluted share) including $0.6 million in net income from the Lake acquisition discussed in further detail below, compared to GAAP net income of $8.1 million ($0.30 per diluted share) for the quarter ended June 30, 2004. For the six months ended June 30, 2005, Inter-Tel reported GAAP net income, including the impact of the Lake acquisition and in-process research and development (IPRD) write-off discussed in further detail below, of $8.9 million ($0.33 per diluted share), compared to GAAP net income of $14.9 million ($0.55 per diluted share) for the six months ended June 30, 2004. For the six months ended June 30, 2005, Inter-Tel reported that non-GAAP pro forma net income, excluding the Lake acquisition and related in-process research and development write-off discussed in further detail below, was $10.8 million ($0.39 per diluted share). Please refer to “Reconciliation of GAAP and Non-GAAP Disclosures” below for additional information.
“Net sales increased 12.3% in the second quarter of 2005 compared to the second quarter of 2004 and our gross margins rebounded to 52.2% in the second quarter compared to 51.1% in the first quarter of 2005,” noted Steven G. Mihaylo, Inter-Tel’s CEO. “Inter-Tel’s gross profit dollars increased 11.1% in the second quarter of 2005 compared to the same period in 2004, although gross margin declined compared to 52.8% in 2004 primarily as a result of lower gross margins from our acquired Lake operations relative to our consolidated gross margins, some price discounting and GSA price adjustments. The 2005 increase in net sales and gross profit dollars was due in large part to the acquisition of Lake in March 2005, as well as the result of the contribution of new products released during the second quarter of 2005, including the Inter-Tel 5000 Network Communications Solutions.”
Mr. Mihaylo added, “Inter-Tel’s cash, short-term investments and long-term investments balances totaled $156.8 million at June 30, 2005, which declined from March 31, 2005 primarily as a result of payments made in connection with the dividends paid in April 2005 of $28.8 million, including a one-time special dividend of $1.00 per share paid to shareholders of record as of March 31, 2005, as well as $13.8 million paid to repurchase the Company’s common stock pursuant to the Company’s previously announced stock repurchase program. For the quarter ended June 30, 2005, days sales outstanding were approximately 34 days and inventory turns were 11.6 times.”
As a part of our ongoing compliance initiatives we review various aspects of our related processes with government agencies. During the second quarter of 2005, we identified variances in our sales processes as they relate to certain terms included in the U.S. General Services Administration (GSA) pricing and trade agreement requirements applicable to our business. As a result of this identification, Inter-Tel recently made voluntary self-disclosure of the matter to the Inspector General of the GSA. The potential variances relate primarily to compliance with certain pricing thresholds and compliance with trade agreements that are applicable to transactions with certain government agencies. We are in the process of reviewing our compliance and taking appropriate corrective measures with respect to these potential variances, and have accrued $1.8 million in estimated pre-tax adjustments, including reductions in net sales and increases to costs, fines and penalties that may be incurred to correct this issue. There can be no assurance that our actual costs, including fines and penalties, if any, associated with this matter will not be more or less than our estimate. The total sales potentially subject to the GSA agreements were approximately $7.2 million during the period from March 28, 2001 through June 10, 2005.
Inter-Tel names new Chairman of the Board of Directors. On July 22, 2005, Mr. Mihaylo stepped down as Chairman of the Board and Mr. Alexander L. Cappello was elected to succeed Mr. Mihaylo as Chairman of the Board. Mr. Mihaylo retained his positions as Chief Executive Officer of the Company and as a member of the Board.
Mr. Cappello has served on Inter-Tel’s board of directors since his election on April 26, 2005. Mr. Cappello is also the Chairman and Chief Executive Officer of the Cappello Group, Inc., a global boutique merchant bank. He has thirty years of experience in corporate management, corporate finance, investment banking, merchant banking both in the U.S. and extensive experience overseas. He is currently or has been a member of the board of directors of several publicly traded companies and institutions including: Genius Products, Inc. (NASDAQ), Australian Cancer Technology (ASX-Sydney Australia), Advanced Biotherapy, Inc. (OTC), Geothermal Resources International (AMEX), Arcus Data Security, Inc. (NASDAQ), Koo Koo Roo, Inc. (NASDAQ), CytRx Corporation (NASDAQ), Maritime Bank of California (OTC), Orfa Corp. (NASDAQ), and Benitec, Ltd. (ASX Sydney Australia:BLT). He also serves on a number of other charitable and private boards. Mr. Cappello is a member of the Young Presidents’ Organization (YPO), where he served as Chairman of the International YPO Board from 2003 to 2005.
“We are excited that Alex has agreed to become Inter-Tel’s Chairman,” said Steven G. Mihaylo, founder, CEO and outgoing Chairman. I am confident in Alex’s abilities to aptly serve as Chairman in the best interests of Inter-Tel’s shareholders and associates.”
“The Board extends its heartfelt thanks and gratitude to Steve Mihaylo for his service as Inter-Tel’s Chairman and for his ongoing commitment to the Company,” noted Gary Edens, Chairman of Inter-Tel’s Governance and Nominating Committee. “Steve’s vision and creativity have created a lasting legacy for those associated with Inter-Tel. We also welcome Mr. Cappello and offer our support in his new role as Inter-Tel’s Chairman.”
Additional information regarding our operating results follows:
Sales. GAAP net sales increased 12.3%, or $12.6 million, to $115.6 million in the second quarter of 2005 compared to $102.9 million in the second quarter of 2004. Non-GAAP net sales, which exclude the operations of Lake, increased 4.6%, or $4.7 million in the quarter ended June 30, 2005 compared to net sales in the second quarter of 2004. GAAP net sales increased 10.1%, or $20.3 million to $221.3 million in the six months ended June 30, 2005 compared to $200.9 million in 2004. Non-GAAP net sales, excluding the operations of Lake, increased 4.9%, or $9.8 million in the six months ended June 30, 2005 compared to 2004.
Gross Profit and Gross Margin. GAAP gross profit increased 11.1%, or $6.0 million, to $60.3 million in the second quarter of 2005 compared to $54.3 million in the second quarter of 2004. The gross margin percentage decreased to 52.2% in the second quarter of 2005, compared to 52.8% for the second quarter of 2004; however, the gross margin percentage increased compared to 51.1% in the first quarter of 2005. The increase in gross profit dollars was primarily attributable to higher net sales, including the acquired Lake operations, offset in part by some price discounting and GSA and trade agreement price adjustments. Non-GAAP gross profit, which excludes the operations of Lake, increased 4.3%, or $2.4 million, in the quarter ended June 30, 2005 compared to gross profit in the second quarter of 2004. In the six months ended June 30, 2005, GAAP gross profit dollars increased 7.5%, or $8.0 million, compared to $106.4 million in the first six months of 2004. Non-GAAP gross profit, which excludes the operations of Lake, increased 2.8%, or $2.9 million, in the six months ended June 30, 2005 compared to gross profit in the first six months of 2004.
Research and Development (R&D). GAAP R&D expenses increased 22.0%, or $1.6 million in the second quarter of 2005 compared to the second quarter of 2004. Non-GAAP R&D costs, which exclude the operations of Lake, increased 7.3%, or $0.5 million, in the quarter ended June 30, 2005 compared to R&D costs in the second quarter of 2004. The increase in R&D spending during the second quarter of 2005 was principally the result of our continued efforts to accelerate the release of new products and applications. In the six months ended June 30, 2005, GAAP R&D expenses increased 30.3%, or $4.0 million compared to the first six months of 2004. Non-GAAP R&D expenses, which exclude the operations of Lake, increased 18.9%, or $2.5 million in the six months ended June 30, 2005 compared to the first six months of 2004.
In-Process Research and Development (IPRD) Write-Off. In the first quarter of 2005, the Company reported a write-off of IPRD costs of $2.6 million associated with the acquisition of Lake. This write-off reduced GAAP net income by $0.09 per diluted share for the six months ended June 30, 2005. Refer to “Reconciliation of GAAP and Non-GAAP Disclosures” below for additional information.
Selling, General and Administrative (SG&A). GAAP SG&A increased 17.2%, or $5.9 million, in the second quarter of 2005 compared to the second quarter of 2004. The increase was primarily attributable to higher net sales volume and higher costs associated with our Lake acquisition in March 2005, additional costs associated with our Linktivity acquisition in October 2004 as well as the establishment of new direct sales offices. We also incurred additional marketing expenses related to the introduction and launch of our new Inter-Tel 5000 platform. To a lesser degree, the increase in SG&A was attributable to additional costs incurred to implement and maintain a more comprehensive corporate compliance program in connection with our E-Rate settlement and for costs accrued related to the GSA pricing matter discussed above. SG&A increased to 34.8% of net sales in the second quarter of 2005 compared to 33.4% of net sales in the second quarter of 2004. Non-GAAP SG&A costs, which exclude the operations of Lake, increased 13.2%, or $4.5 million, in the quarter ended June 30, 2005 compared to SG&A costs in the second quarter of 2004. In the six months ended June 30, 2005, GAAP SG&A expenses increased 13.9%, or $9.6 million, compared to the first six months of 2004. Non-GAAP SG&A expenses, which exclude the operations of Lake, increased 11.1%, or $7.7 million, in the six months ended June 30, 2005 compared to SG&A in the first six months of 2004.
Amortization. Amortization increased 157.3% to $1.1 million in the second quarter of 2005, compared to $436,000 in the second quarter of 2004. The increase was primarily due to increased purchased intangible assets from acquisitions and assets acquired during 2004 and the Lake acquisition in 2005. Amortization increased 113.8% to $1.9 million in the six months ended June 30, 2005, compared to $881,000 in 2004.
Reconciliation of GAAP and Non-GAAP Disclosures. 2005 first quarter operating income included a write-off of IPRD costs of $2.6 million, which reduced net income by $2.6 million, or $0.09 per diluted share. This write-off reflected the in-process research and development costs associated with the Company’s Lake acquisition in March 2005. The IPRD write-off is not deductible for income tax purposes. Provided in the tables below are the preliminary operating results of our acquired Lake operations. These non-GAAP condensed consolidated statements of operations are provided to enhance overall understanding of our current financial performance and how we view our operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. The following tables reconcile the financial statements on a GAAP basis for the quarter and six months ended June 30, 2005 to the non-GAAP pro forma financial statements, which exclude the effects of (1) the in-process research and development (IPRD) write-off and (2) the impact of operating results from the acquired Lake operations as discussed above:
Quarter ended June 30, 2005

			Non-GAAP/
(in thousands, except per share		Lake	Pro forma
amounts and tax rates)	GAAP	Acquisition	excluding Lake

Sales	$115,552	$7,907	$107,645
Gross profit	60,332	3,679	56,653
Selling, general and administrative	40,252	1,385	38,867
Operating income (loss)	10,245	726	9,519
Income (loss) before income taxes	11,230	753	10,477
Income taxes	4,237	159	4,078
Net income (loss)	6,993	594	6,399
Net income (loss) per share – basic	$0.27	$0.02	$0.24
Net income (loss) per share – diluted	$0.26	$0.02	$0.24
Effective tax rate	37.7%	21.1%	38.9%

Six months ended June 30, 2005

			Non-GAAP/
		Lake	Pro forma
(in thousands, except per share amounts and tax rates)	GAAP	Acquisition	excluding Lake

Sales	$221,259	$10,497	$210,762
Gross profit	114,386	5,051	109,335
Selling, general and administrative	78,975	1,950	77,025
In process R&D write-off	(2,600)	(2,600)	—
Operating income (loss)	13,759	(1,698)	15,457
Income (loss) before income taxes	15,721	(1,656)	17,377
Income taxes	6,793	204	6,589
Net income (loss)	8,928	(1,860)	10,788
Net income (loss) per share – basic	$0.34	$(0.07)	$0.41
Net income (loss) per share – diluted	$0.33	$(0.07)	$0.39
Effective tax rate	43.2%	(12.3)%	37.9%

Conference call. You may access our quarterly earnings results conference call, which is scheduled for July 25, 2005 at 5:30 p.m. (ET) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until July 25, 2006 at 11:59 p.m. (ET).
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding expected corrective measures and estimated fines, penalties and interest associated with our efforts to correct these compliance issues, as well as the expected benefits associated with Mr. Cappello’s service as Chairman of the Board of Directors. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to the risk that Inter-Tel’s actual compliance costs and expenses may be different from those anticipated; timely and successful hiring and retention of employees, dependence on new product development; market acceptance of new and existing products, software and services; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, timing and size of orders from and shipments to major customers; price and product competition; availability of inventory from vendors and suppliers; and product defects. For a further list and description of such risks and uncertainties, please see the Company’s previously filed SEC reports, including the Company’s Annual Report on Form 10-K filed March 16, 2005, Form 10-Q filed on May 10, 2005 and Current Reports on Form 8-K. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Inter-Tel, Incorporated
Inter-Tel (Nasdaq: INTL — News) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs over 2,000 communications professionals, and services business customers through a network of 59 company-owned, direct sales offices and over 350 authorized providers in North America, Europe, Australia and South Africa. More information is available at www.inter-tel.com.

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